EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

Hooper Holmes James Calver Chief Executive Officer (908) 766-5000

Investors: Jonathan Birt / Evan Smith Media: Sean Leous Financial Dynamics 212-850-5600

Hooper Holmes Receives AMEX Notice Regarding Delayed Filing of First

Quarter 2006 Form 10-Q

BASKING RIDGE, N.J., May 11, 2006 – Hooper Holmes, Inc. (AMEX: HH) announced today that it has received a written notice from the staff of the American Stock Exchange (Amex), dated May 10, 2006, advising that the Company is not in compliance with the Amex’s continued listing standards as a result of the Company’s failure to timely file with the Securities and Exchange Commission its quarterly report on Form 10-Q for the first quarter of 2006. The Company announced at the time of filing its Form 10-K that, because of the lateness in filing the Form 10-K, the Company anticipated that it would be late in filing the Form 10-Q for the first quarter of 2006. The failure to file the Form 10-Q for the first quarter of 2006 is a material violation of the Company’s listing agreement with the Amex and, therefore, the Amex is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Amex. To be timely, the Form 10-Q needed to be filed on or before May 10, 2006.

The Amex notice requires the Company to submit a plan by May 24, 2006 advising the Exchange of action it has taken, or will take, that will bring the Company into compliance. Once that plan is accepted by the Amex, the Company will have until June 30, 2006 to file its quarterly report on form 10-Q. The Company has advised the Amex that the Company anticipates that the Form 10-Q will be filed within the next several weeks. The Company expects it will be in full compliance with the Amex’s continued listing standards upon filing the Form 10-Q.

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Hooper Holmes provides outsourced risk assessment services to the life insurance industry throughout the United States and in the United Kingdom, as well as claims evaluation information services to the automobile and workers’ compensation insurance industries.

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements with the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include industry conditions, market demand and pricing, competitive and cost factors, the turnaround of the Company’s paramedical exam business, changes in the regulatory environments in which the Company operates and other factors, are incorporated by reference to Item 1A (“Risk Factors”) of the Company’s annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of May 11, 2006, and the Company undertakes no duty to update this information unless required by law.

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